SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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       Commission Only (as permitted
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ARIAD PHARMACEUTICALS, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HARVEY J. BERGER, M.D. CHAIRMAN AND CHIEF EXECUTIVE OFFICER

April 25, 2007

Dear Fellow Investor,

I am pleased to invite you to attend our 2007 Annual Meeting of Stockholders, which will be held on Tuesday, June 19, 2007, beginning at 10:00 a.m., Eastern Time, at our corporate offices in Cambridge, Massachusetts.

This year, you are being asked to elect two directors nominated by the Board of Directors upon the recommendation of our Nominating and Corporate Governance Committee and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Your Board of Directors urges you to read the accompanying proxy statement carefully and recommends that you vote “FOR” each of these proposals.

At the meeting, we also will report on ARIAD’s development and business plans for the coming year. We will provide you with an opportunity to meet members of our management team and Board of Directors and will respond to questions that you may have.

We hope that you will be able to join us at our Annual Meeting. Whether or not you expect to attend, please be sure to vote your shares using any of the following methods: vote by telephone or the Internet as described in the instructions included on the proxy card; vote by signing, dating, and returning the proxy card in the envelope provided; or vote by attending the meeting in person.

To register for the meeting, please contact our investor relations office at 617-494-0400, extension 251, or send an e-mail to investor@ariad.com. Directions to our offices can be found on our website at www.ariad.com.

I look forward to seeing you at this year’s Annual Meeting.

Sincerely yours,

Harvey J. Berger, M.D.

ARIAD PHARMACEUTICALS, INC.

26 LANDSDOWNE STREET • CAMBRIDGE, MASSACHUSETTS 02139-4234 • TELEPHONE 617 494 0400 • FACSIMILE 617 494 1828

ARIAD PHARMACEUTICALS, INC.

     26 Landsdowne Street
Cambridge, Massachusetts 02139-4234
__________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2007

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of ARIAD Pharmaceuticals, Inc. will be held on Tuesday, June 19, 2007, at 10:00 a.m., Eastern Time, at our offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, for the following purposes:

1.	To elect two Class 1 directors to hold office until the 2010 Annual Meeting and until their successors are duly elected and qualified.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only those holders of our common stock of record as of the close of business on April 24, 2007 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A total of 68,676,033 shares of our common stock were issued and outstanding as of that date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

For the ten-day period immediately prior to the Annual Meeting, the list of stockholders entitled to vote will be available for inspection at our offices, for such purposes as are set forth in the General Corporation Law of the State of Delaware.

By Order of the Board of Directors,

Laurie A. Allen, Esq.
Secretary

April 25, 2007

Your vote is important. You may vote your shares in person at the Annual Meeting. If you do not expect to attend the Annual Meeting or if you do plan to attend but wish to vote by proxy, you may vote by: (1) dating, signing and promptly mailing the enclosed proxy card in the return envelope provided, (2) calling the toll-free number listed on the proxy card, or (3) using the Internet as indicated on the proxy card.

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TABLE OF CONTENTS
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ARIAD PHARMACEUTICALS, INC.

     26 Landsdowne Street
Cambridge, Massachusetts 02139-4234
____________________

PROXY STATEMENT
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INFORMATION ABOUT THE MEETING AND VOTING

Materials Mailed to Stockholders

This proxy statement and the accompanying Notice of Annual Meeting and form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of ARIAD Pharmaceuticals, Inc. to be used at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 19, 2007, at 10:00 a.m., Eastern Time, at our offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, and at any adjournments or postponements thereof for the purposes set forth in the Notice of Annual Meeting. These proxy materials are being mailed to all stockholders entitled to notice of and to vote at the Annual Meeting on or about May 10, 2007.

Although not part of this proxy statement, we are also sending along with this proxy statement our 2006 Annual Report, which includes our financial statements for the fiscal year ended December 31, 2006. You can also find a copy of our 2006 Annual Report on Form 10-K on the Internet through the electronic data system of the Securities and Exchange Commission (“SEC”) called EDGAR at www.sec.gov or through the investor relations section of our website at www.ariad.com.

Summary of Proposals to be Voted Upon by Stockholders

Proposal 1: Election of two Class 1 Directors to Hold Office Until the 2010 Annual Meeting

Our Board of Directors is divided into three classes of directors. Each class is elected to serve for a staggered three-year term. This year, two current Class 1 directors have been nominated to serve until the 2010 Annual Meeting and until their successors have been duly elected and qualified. The nominated directors are listed below, and their biographies can be found on page 4 of this proxy statement:

  Athanase Lavidas, Ph.D., who has served on our Board of Directors since September 2003, and

  Peter J. Nelson, who has served on our Board of Directors since November 2004.

The Board of Directors recommends that stockholders vote “FOR” Proposal 1.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2007. Our Board of Directors has ratified this selection. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1991.

The Board of Directors recommends that stockholders vote “FOR” Proposal 2.

Proxies

Holders of our common stock who are entitled to vote are urged to sign the enclosed proxy card and return it promptly in the return envelope provided or to vote by telephone or the Internet by following the instructions on the enclosed proxy card. Proxies will be voted in accordance with such holders’ directions. If no directions are given, proxies will be voted “FOR” the election as Class 1 directors of the nominees named herein, and “FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and, as to any other business that may come before the Annual Meeting, in accordance with the judgment of the person or persons named in the proxy. The Board of Directors knows of no other business to be presented at the Annual Meeting. The proxy may be revoked at any time prior to the voting thereof by providing written notice of revocation to us at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, Attention: Laurie A. Allen, Esq., Secretary. The proxy may also be revoked by submitting to us prior to the Annual Meeting a more recently dated proxy or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. The entire cost of soliciting these proxies, including the costs of preparing, printing and mailing to stockholders this proxy statement and accompanying materials, will be borne by us. In addition to use of the mails, proxies may be solicited personally or by telephone or otherwise by our officers, directors and employees, who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such institutions and persons. Such parties will be reimbursed for their reasonable expenses incurred in connection with these activities.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on April 24, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. On that date, there were 68,676,033 shares of common stock outstanding. Each share of common stock is entitled to one vote. Accordingly, a total of 68,676,033 votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

Establishing a Quorum

One-third of the shares of outstanding common stock entitled to vote, whether present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Shares as to which a broker indicates that it has no discretion to vote and which are not voted, known as “broker non-votes,” will be considered present at the Annual Meeting for the purpose of determining the presence of a quorum. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum.

Votes Required, Broker Non-Votes and Abstentions

  Proposal 1: The affirmative vote of a plurality of the shares of common stock cast by the stockholders present in person or represented by proxy at the Annual Meeting is required to elect the nominees for election as Class 1 directors. Thus, broker non-votes and withholding authority will have no effect on the outcome of the vote for the election of directors. Brokers do, however, have discretionary authority to vote shares held in their name on this proposal, even if they do not receive instructions from the beneficial owner.

  Proposal 2: The affirmative vote of a majority of votes cast by the stockholders entitled to vote and who are present in person or represented by proxy at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2007. Because broker non-votes and abstentions are not considered to be votes cast, they will have no effect on the vote for this proposal. Brokers do, however, have discretionary authority to vote shares held in their name on this proposal, even if they do not receive instructions from the beneficial owner. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2007, the Audit Committee of our Board of Directors will reconsider, but not necessarily rescind, the retention of Deloitte & Touche LLP.

BOARD OF DIRECTORS

The Board of Directors currently consists of eight members classified into three classes. The number of directors is subject to increase or decrease by action of the Board. At each annual meeting of stockholders, the term for one class of directors expires, and directors are elected for a full term of three years to succeed the directors of such class. Set forth below is certain biographical information for the two individuals nominated by the Board of Directors for election as Class 1 directors at this Annual Meeting, as well as for each of the continuing Class 2 and Class 3 directors whose terms expire at the annual meeting in either 2008 or 2009, respectively, or at such time as such director’s successor is duly elected and qualified.

Nominees as Class 1 Directors (Term to Expire in 2010)

Athanase Lavidas, Ph.D., 59, one of our Directors since September 2003, is the Chairman and Chief Executive Officer of Lavipharm Group, a pharmaceutical, cosmetics and consumer health products company in Greece, a position he has held since 1976. Dr. Lavidas is also Chairman of the Greece - U.S. Business Council and Secretary General of the Federation of Greek Industries, responsible for International Affairs. He received his B.S. and M.S. degrees from the University of Munich, his M.B.A. from the Institut Superior de Marketing et Management in Paris, and his Ph.D. from the University of Athens.

Peter J. Nelson, 49, one of our Directors since November 2004, is Managing Partner of Morecambe Partners, an advisory firm for early stage enterprises. Previously, from 2004 to 2005, he was Co-Chief Executive Officer of National Beverage Properties, Inc., a private real estate investment firm and, from 1997 to 2004, he was Senior Vice President-Operations, Chief Financial Officer, and Treasurer of Alexandria Real Estate Equities, Inc., a NYSE real estate investment trust principally providing scientific research space to life science entities and biotechnology companies. He continues to serve as Corporate Secretary of Alexandria Real Estate Equities, Inc. Previously, from 1995 to 1997, Mr. Nelson was Chief Financial Officer of Lennar Partners, Inc. (nka LNR Property Corporation). From 1986 to 1995, he also held senior management positions at Public Storage, Inc. and Westrec Properties, Inc. From 1980 to 1986, Mr. Nelson was an audit manager at Ernst & Young, LLP. Mr. Nelson received his B.S. degree from California State University, Northridge and is a certified public accountant.

Continuing Class 2 Directors (Term to Expire in 2008)

Jay R. LaMarche, 60, one of our Directors since January 1992, is a retired financial executive. Previously, he served as our Chief Financial Officer and Treasurer from January 1992 to November 2000 and as our Executive Vice President from March 1997 to November 2000. Mr. LaMarche was our Senior Vice President, Finance from January 1992 to February 1997. Prior to joining us, he was Chief Financial Officer and a Director of ChemDesign Corporation, a fine chemicals manufacturer. Previously, Mr. LaMarche was a partner with Deloitte Haskins & Sells, a public accounting firm. Mr. LaMarche received his B.B.A. degree in Public Accountancy from the University of Notre Dame and served as an officer in the United States Navy.

Sandford D. Smith, 60, one of our Directors since October 1991 and our Vice Chairman since January 1999, is Corporate Vice President and President, Genzyme Europe and International for Genzyme Corporation, a biotechnology company. From October 1997 to December 2000, he was President, Therapeutics International and from May 1996 to September 1996, Vice President and General Manager, Specialty Therapeutics and International Group for Genzyme. Mr. Smith was President and Chief Executive Officer and a Director of RepliGen Corporation, a biotechnology company, from 1986 to March 1996. Mr. Smith previously held a number of positions with Bristol-Myers Squibb Company from 1977 to 1986, including, most recently, Vice President of Corporate Development and Planning for the United States Pharmaceutical and Nutritional Group. Mr. Smith earned his B.A. degree from the University of Denver.

Elizabeth H. S. Wyatt, 59, one of our Directors since June 2002, held various senior management positions over a period of twenty years at Merck & Co., Inc., most recently, from 1992 to 2000, as Vice President, Corporate Licensing. She also served in leadership positions in corporate licensing from 1980 to 1992 at

Merck. Previously, she held administrative positions at Harvard Business School, Doyle Dane Bernbach, and Boston College. Ms. Wyatt is a director of MedImmune, Inc., Neose Technologies, Inc., and The Medicines Company, all biopharmaceutical companies. She received her M.B.A. from Harvard Business School, her M.Ed. in education from Boston University, and her B.A. from Sweet Briar College, Virginia.

Continuing Class 3 Directors (Term to Expire in 2009)

Harvey J. Berger, M.D., 56, is our principal founder and has served as our Chairman of the Board and Chief Executive Officer since April 1991, and served as our President from April 1991 to September 2003 and from December 2004 to present. From 1986 to 1991, Dr. Berger held a series of senior management positions at Centocor, Inc., a biotechnology company, including Executive Vice President and President, Research and Development Division. He also has held senior academic and administrative appointments at Emory University, Yale University and the University of Pennsylvania and was an Established Investigator of the American Heart Association, Inc. Dr. Berger is a director of PTC Therapeutics, Inc., a privately held biotechnology company. Dr. Berger received his A.B. degree in Biology from Colgate University and his M.D. degree from Yale University School of Medicine and did further medical and research training at the Massachusetts General Hospital and Yale-New Haven Hospital.

Michael D. Kishbauch, 58, one of our Directors since September 2004, has been President and Chief Executive Officer and a director of Achillion Pharmaceuticals, Inc., a biopharmaceutical company, since July 2004. Previously, Mr. Kishbauch was President and Chief Executive Officer of OraPharma, Inc., a biotechnology company, from 1996 until 2003 when it was acquired by Johnson & Johnson. Subsequently, from 2003 to 2004, he was President of the OraPharma division of Johnson & Johnson. From 1992 to 1995, he held various senior management positions at MedImmune, Inc., a biotechnology company, as President and Chief Operating Officer and Executive Vice President, Operations. From 1987 to 1992, Mr. Kishbauch was Vice President, Product Planning and Promotion of the Pharmaceuticals Division of Ciba-Geigy Corporation, and from 1982 to 1987, he was Executive Director of Product Management. Mr. Kishbauch received his M.B.A. degree from the Wharton School at the University of Pennsylvania and his B.A. degree in Biology from Wesleyan University.

Burton E. Sobel, M.D., 69, one of our Directors since June 2002, has been E.L. Amidon Professor and Professor of Biochemistry at the University of Vermont since 1994. He was also Physician-in-Chief from 1994 to 2005 and is currently, Director of the Cardiovascular Research Institute since 2005 at the University of Vermont. Dr. Sobel was a trustee of Fletcher Allen Health Care Center, in Burlington, Vermont from 1998 to 2004. Previously, he held senior academic and administrative positions at Washington University School of Medicine, from 1973 to 1994, and at the University of California, San Diego, from 1968 to 1973. Dr. Sobel is a director of New River Pharmaceuticals, Inc., a specialty pharmaceutical company, Nuvelo, Inc., a biopharmaceutical company, and Clinical Data, Inc., a biopharmaceutical company. Dr. Sobel completed postgraduate training at the Peter Bent Brigham Hospital, Boston and the National Institutes of Health, Bethesda and received his M.D. degree from Harvard University and his A.B. from Cornell University.

Corporate Governance

The Board of Directors has established a Nominating and Corporate Governance Committee, along with general guidelines for corporate governance. These guidelines address selection and composition of the Board of Directors, compensation and performance of directors, the structure and operations of the committees of the Board, the establishment and implementation of corporate governance guidelines, principles and practices, leadership development and succession planning. The Nominating and Corporate Governance Committee is responsible for the establishment, implementation and oversight of the Corporate Code of Conduct and Ethics and specific corporate governance guidelines, policies and practices. The following sections describe these guidelines. Our corporate governance guidelines are publicly available on the Investor Relations section of our website at www.ariad.com under the heading “Corporate Governance.”

Additional Information Concerning our Board of Directors and its Committees

Meeting Attendance

Our Board of Directors held seven regular meetings in 2006. Our Board of Directors has four standing committees, (1) the Executive Committee, (2) the Compensation Committee, (3) the Audit Committee and (4) the Nominating and Corporate Governance Committee. These committees held a total of eleven meetings during fiscal year 2006. No director during the time in which such director served as our director attended fewer than 75% of the aggregate number of meetings held during the fiscal year by our Board of Directors and the committees of the Board on which he or she served. For purposes of this measurement, meetings do not include actions taken by written consent.

Director Independence

Our Board of Directors has determined that each of our directors except Harvey J. Berger, M.D. is an “independent director” as such term is defined by The NASDAQ Global Market (“NASDAQ”).

The Board of Directors has also determined that each member of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to each such committee prescribed by NASDAQ and the SEC. The Board of Directors has further determined that Mr. Nelson is an “audit committee financial expert” in accordance with the rules of the SEC.

The Nominating and Corporate Governance Committee has reviewed each director’s status by applying the legal standards for director independence and the criteria applied to determine “audit committee financial expert” status and by evaluating self-evaluation questionnaires and other information supplied by each director. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to our Board of Directors upon which our Board of Directors made its determinations of each director’s status.

The Executive Committee

The current members of our Executive Committee are Dr. Berger, who is the chairperson, Mr. LaMarche and Ms. Wyatt. The Executive Committee has and may exercise certain powers and authority of the Board of Directors in connection with the management and affairs of ARIAD. The Executive Committee held one meeting in 2006.

The Compensation Committee

The current members of our Compensation Committee are Dr. Sobel, who is the chairperson, and Messrs. Kishbauch and Smith. The Compensation Committee held three meetings in 2006.

The Board has adopted a written charter for the Compensation Committee, which is available on the Investor Relations section of our website at www.ariad.com under the heading “Corporate Governance”. The Compensation Committee and the Board periodically review and revise this charter as appropriate.

The Compensation Committee’s responsibilities, which are discussed in more detail in its charter, include, among other duties, the responsibility to establish compensation levels for our Chief Executive Officer and review his performance, review and approve compensation levels recommended by Dr. Berger for our executive officers and review their performance, approve and administer our stock option and executive compensation plans and grants thereunder and discharge the duties imposed on the Compensation Committee by the terms of those plans, consider management succession and related matters, and review the Compensation Discussion & Analysis (CD&A) for inclusion in our proxy statement.

As Chief Executive Officer, Dr. Berger recommends compensation decisions involving our officers and discusses these recommendations and related issues, including reviewing the officers’ performance, with the Compensation Committee. During Compensation Committee meetings at which compensation actions involving the Chief Executive Officer’s direct reports are discussed, Dr. Berger has taken an active part in those discussions. The Compensation Committee determines Dr. Berger’s compensation in executive session without Dr. Berger present.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of Dr. Berger. Compensation Committee meetings are regularly attended by Dr. Berger. At each meeting, the Compensation Committee has the opportunity to meet in executive session and does so when the Committee deems it necessary or appropriate. The Compensation Committee’s Chair reports the Committee’s recommendations on executive compensation to the Board. How the Compensation Committee reviews and sets executive compensation is described in more detail in the CD&A beginning on page 16 of this proxy statement.

The Company, with the Compensation Committee’s approval, has retained W.T. Haigh & Company since 2005 as its outside compensation consultant. W.T. Haigh & Company provides competitive information to management and the Compensation Committee regarding officer compensation, including benchmarking of peer practices and general industry best practices, and its view regarding management compensation proposals.

Please also see the Compensation Committee Report, which is included on page 22 of this proxy statement.

The Audit Committee

The current members of our Audit Committee are Mr. Nelson, who is the chairperson, Mr. Kishbauch and Ms. Wyatt. The Audit Committee held seven meetings in 2006.

The Audit Committee serves as the representative of the Board of Directors in overseeing and monitoring the processes management has in place to maintain the reliability and integrity of our accounting policies and financial reporting processes, to ensure the adequacy of internal accounting, financial reporting and disclosure controls, and to comply with legal and regulatory requirements that may impact our financial reporting and disclosure obligations. The Audit Committee is also responsible for reviewing the qualifications, independence and performance of, and selecting or replacing, if necessary, our independent registered public accounting firm and approving all audit and non-audit services and fees related thereto.

In addition, the Audit Committee is responsible for reviewing, in consultation with our management and independent registered public accounting firm, the scope and results of (1) reviews of our quarterly financial statements, (2) audits of our annual financial statements, and (3) audits of our system of internal control over financial reporting and management’s assessment of the effectiveness thereof. The Audit Committee also performs other duties and responsibilities, including reviewing, evaluating and approving related-person or similar transactions or relationships.

The Audit Committee maintains a written charter that outlines its responsibilities, which it reviews and reassesses annually and recommends any changes to the Board of Directors for approval. A copy of the Audit Committee’s charter is publicly available on the Investor Relations section of our website at www.ariad.com under the heading “Corporate Governance.”

Please also see the Report of the Audit Committee, which is included on page 33 of this proxy statement.

The Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Mr. Smith, who is the chairperson, Dr. Lavidas and, effective April 25, 2007, Mr. LaMarche. The Nominating and Corporate Governance Committee held one meeting in 2006.

The functions of the Nominating and Corporate Governance Committee include making recommendations to the full Board of Directors as to particular nominees for election or appointment to the Board of Directors; making recommendations to the full Board of Directors as to the membership, structure and operations of the committees of the Board; reviewing and assessing the adequacy of our corporate governance guidelines, principles and practices and recommending changes to the full Board of Directors for approval; monitoring compliance with our Corporate Code of Conduct and Ethics; and reviewing and maintaining oversight of matters relating to the independence, operation and effectiveness of the Board and committee members, both individually and collectively.

The Nominating and Corporate Governance Committee may consider candidates recommended by stockholders, as well as from other sources such as other directors or officers or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider any factors it deems relevant, including, among other factors, a candidate’s personal integrity and judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a priority need on the Board, the willingness of the candidate to commit sufficient time and attention to his or her duties or responsibilities as a director of a public company, and concern for the long-term interests of our stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources.

If a stockholder wishes to recommend a candidate for director for election at our 2008 Annual Meeting of Stockholders, such a recommendation should be submitted in writing to the Nominating and Corporate Governance Committee, c/o Laurie A. Allen, Esq., Secretary, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Any such written recommendation should include a minimum of the following: (a) all information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s consent to being named in the proxy statement as a nominee and to serving as a director, if elected); (b) the name(s) and address(es) of the stockholder(s) making the recommendation; and (c) appropriate biographical information and a statement as to the qualifications for service on our Board of Directors of the recommended person. Any such recommendation should be submitted in the time frame for stockholder proposals which are to be included in proxy materials for the Annual Meeting to be held in 2008 under the caption “Stockholders’ Proposals and Nominations for Director for 2008 Annual Meeting” set forth elsewhere in this proxy statement.

A copy of the Nominating and Corporate Governance Committee’s charter is publicly available on the Investor Relations section of our website at www.ariad.com under the heading “Corporate Governance.”

AGTI – Independent and Disinterested Directors

ARIAD Gene Therapeutics, Inc., or AGTI, is our 80%-owned subsidiary. Minority stockholders of AGTI include Dr. Berger and Mr. LaMarche. The independent and disinterested members of our Board of Directors (all of ARIAD’s Board members other than Dr. Berger and Mr. LaMarche) are evaluating a variety of potential strategic alternatives with respect to acquiring the 20% minority interest of AGTI that ARIAD does not own. These directors have engaged independent legal counsel and financial consultants to assist them in their evaluation and may engage other advisors in the future. This evaluation is ongoing, and there can be no assurance that ARIAD will, at any time, enter into a transaction with AGTI or its minority stockholders as a result of this evaluation, or as to the structure or terms of any such transaction were it to be consummated.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006, Dr. Sobel and Messrs. Smith and Kishbauch served as members of our Compensation Committee. In 2006, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee. There is no family relationship between or among the members of our Board of Directors or executive officers.

Director Compensation

Effective January 1, 2006, the Board of Directors approved the following provisions for compensating non-management directors:

  A one-time stock option award to purchase 25,000 shares of common stock for each non-management director when first elected to the Board. This award vests one-third on each anniversary of the award date while the director remains in service with us. The exercise price is the fair market value of our common stock on the date of grant. This award has a term of ten years subject to earlier termination.

  A stock option award to purchase 20,000 shares of common stock for each non-management director upon re-election to the Board. This option vests one-third on each anniversary of the award date while the director remains in service with us. The exercise price is the fair market value of our common stock on the date of grant. This award has a term of ten years subject to earlier termination.

  An annual award of 10,000 shares of restricted stock or 10,000 restricted stock units, as elected by each director in his or her discretion, in January for service that year. Directors may select future payment dates for the shares issued upon the settlement of restricted stock units, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All restricted stock and restricted stock units are fully vested on the date of grant.

Except as described below with respect to the AGTI evaluation, no other compensation, in the form of cash or otherwise, is paid to non-management directors other than reimbursement of their reasonable expenses incurred in attending Board and committee meetings. Management directors do not receive any compensation for their service as directors. Set forth below is information concerning the compensation of the directors during 2006.

	Stock	Option
Name	Awards (1)	Awards (2)	Total
Athanase Lavidas, Ph.D	$64,300	$34,261	$98,561
Peter J. Nelson	$64,300	$33,040	$97,340
Mary C. Tanner (3)	$64,300	$34,261	$98,561
Jay R. LaMarche	$64,300	-	$64,300
Sandford D. Smith	$64,300	-	$64,300
Elizabeth H. S. Wyatt	$64,300	-	$64,300
Michael D. Kishbauch	$64,300	$44,958	$109,258
Burton E. Sobel	$64,300	$35,257	$99,557
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(1)	On January 17, 2006, each non-management director was awarded either 10,000 shares of restricted stock or 10,000 restricted stock units. These awards were issued under the terms of existing stockholder-approved equity compensation plans. The restricted stock units will convert into 10,000 shares of common stock at future dates selected by each unitholder. The amount included in the table represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial

Accounting Standards No. 123R, Share Based Payment, or SFAS No. 123R. At December 31, 2006, the following directors had the following number of restricted stock units that have yet to be converted into common stock: Sandford D. Smith - 10,000; Michael D. Kishbauch - 10,000; Jay R. LaMarche - 10,000; Burton E. Sobel, M.D. - 10,000; and Elizabeth H.S. Wyatt - 10,000.

(2)	On June 14, 2006, Michael D. Kishbauch and Burton E. Sobel, M.D. were each awarded 20,000 stock options upon their re-election as members of the Board by the stockholders at our 2006 Annual Meeting. In general, the amount included in the table represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R and thus includes amounts from awards granted in and prior to 2006. There can be no assurance that the SFAS No. 123R amounts will ever be realized. As of December 31, 2006, each incumbent or former director had the following aggregate number of stock options outstanding: Athanase Lavidas, Ph.D. - 25,000; Peter J. Nelson - 25,000; Mary C. Tanner - 25,000; Jay R. LaMarche - 110,000; Sandford D. Smith - 115,500; Elizabeth H.S. Wyatt - 40,000; Michael D. Kishbauch - 45,000; and Burton E. Sobel, M.D. - 90,000.

(3)	Ms. Tanner retired effective January 13, 2007 from her position as a member of our Board of Directors and all committees of the Board.

On March 6, 2007, upon recommendation of the Compensation Committee, the Board, with Dr. Berger and Mr. LaMarche abstaining, revised its director compensation arrangements to provide additional compensation to the independent and disinterested directors of the Board for their service in connection with the evaluation of strategic alternatives with respect to acquiring the 20% minority interest of our subsidiary, AGTI, that ARIAD does not currently own. Each independent and disinterested director received, in addition to compensation received under our existing director compensation arrangements described above, a one-time cash payment of $10,000 on or about April 1, 2007. In addition, each of these directors will receive $1,000 for each in-person meeting and $500 for each telephonic meeting related to the evaluation of strategic alternatives regarding AGTI’s minority interest, with the total fees to be paid (including the one-time fee) not to exceed $25,000 per director.

Stockholder Communications with the Board of Directors

Stockholders wishing to submit written communications to the Board of Directors should send their communications to our Chief Legal Officer, Attention: Corporate Governance, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, MA 02139-4234. All stockholder communications will be considered by the Nominating and Corporate Governance Committee.

Our Policy With Respect to Director Attendance at Our Annual Meetings

We encourage all incumbent directors, as well as all nominees for election as director, to attend our annual meetings of stockholders. All of our incumbent directors who were directors as of our 2006 Annual Meeting of Stockholders attended the meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All related person transactions are reviewed and approved in advance by our Audit Committee or other independent body of our Board of Directors. In general, a related person transaction is defined as any transaction (other than setting compensation) in which we or any subsidiary or affiliate is a participant and in which any of the following persons has or will have a direct or indirect material interest: our executive officers, members of our Board of Directors, beneficial holders of more than 5% of our securities, immediate family members of any of the foregoing persons, and any other persons whom the Board determines may be considered to be related persons as defined by the rules and regulations of the SEC.

Our Audit Committee or its chairperson or other independent body of our Board, as the case may be, will approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of ARIAD and our stockholders, taking into account all available facts and circumstances as it determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us and our stockholders; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of our Audit Committee or our Board of Directors will participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In reviewing and approving such transactions, our Audit Committee or other independent body of our Board will obtain, or will direct management to obtain on its behalf, all information that it believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors deemed to be necessary prior to approval. If a discussion is not deemed to be necessary, approval may be given by unanimous written consent of our Audit Committee or other independent body of our Board. This approval authority may also be delegated to the chairperson of our Audit Committee in some circumstances. No related person transaction shall be entered into prior to completing these procedures.

Our policies as described above are included in the Audit Committee Charter as approved by our Audit Committee and our Board of Directors. As required under SEC rules, transactions that involve an amount in excess of $120,000 in which ARIAD is a participant and a related person is determined to have a direct or indirect material interest are disclosed in our proxy statement.

Our majority-owned subsidiary, AGTI, holds licenses from Harvard University, Stanford University and other universities relating to our ARGENT cell-signaling regulation technology and owns the intellectual property on our mTOR inhibitors derived from our ARGENT programs, including AP23573. Minority stockholders of AGTI, including Harvard University, Stanford University, several of our scientific advisors, and several current and former members of our management and Board of Directors, collectively own 20% of the issued and outstanding common stock of AGTI. We own the remaining 80% of the issued and outstanding common stock of AGTI. Four members of our management team and/or Board of Directors own approximately 5.6% of the outstanding common stock of AGTI. Harvey J. Berger, M.D. owns 3.2%; David L. Berstein, Esq. owns 0.3%; John D. Iuliucci, Ph.D. owns 0.6%; and Jay R. LaMarche owns 1.5%. AGTI has a right of first refusal on the sale to third parties of approximately 75% of the minority stockholders’ AGTI shares. AGTI does not have a call option or a right to require the minority stockholders to sell their shares to ARIAD. Two of our directors, Harvey J. Berger, M.D., our Chairman, and Jay R. LaMarche, are the sole directors of AGTI. As part of the formation of AGTI, we entered into an agreement with AGTI to provide for the operations of AGTI, which was amended in March 2002. As of December 31, 2006, we have accrued an intercompany receivable of approximately $182 million, representing funds we have advanced to AGTI for costs associated with AGTI’s research and development programs, of which approximately $39 million was accrued during the year ended December 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 24, 2007, certain information with respect to (i) each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table under “Executive Compensation” (referred to below as our named executive officers) and (iv) all directors and executive officers as a group. In accordance with the rules promulgated by the SEC, such ownership includes shares currently owned, as well as shares that the named person has the right to acquire within 60 days of April 24, 2007, including, but not limited to, shares that the named person has the right to acquire through the exercise of any option. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the common stock shown as beneficially owned. Percentage ownership is based on 68,676,033 shares of common stock outstanding as of April 24, 2007.

	Number and Nature of
	Shares Beneficially
Name and Address**	Owned***		Percent of Class
OrbiMed Advisors LLC	6,153,900	(1)	9.0%
767 Third Avenue, 30th Floor
New York, NY 10017
Harvey J. Berger, M.D.	1,022,818	(2)	1.5%
David L. Berstein	348,753	(3)	*
Timothy P. Clackson, Ph.D.	339,204	(4)
Edward M. Fitzgerald	173,000	(5)	*
John D. Iuliucci, Ph.D.	441,814	(6)	*
Michael D. Kishbauch	53,334	(7)	*
Jay R. LaMarche	530,029	(8)	*
Athanase Lavidas, Ph.D.	65,000	(9)	*
Peter J. Nelson	49,066	(10)	*
Sandford D. Smith	246,705	(11)	*
Burton E. Sobel, M.D.	121,667	(12)	*
Elizabeth H.S. Wyatt	81,000	(13)	*
All directors and executive officers as
a group (15 persons)	3,922,007	(14)	5.3%
____________________

*	Indicates less than one percent of the outstanding shares of common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only.

***	Attached to each share of common stock is a preferred share purchase right to acquire a number of shares of common stock having a market value at that time of twice the right’s exercise price, which rights are not presently exercisable.

(1)	This information is based solely on information contained in a Schedule 13G/A that was filed with the SEC on February 9, 2007 by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly, according to which OrbiMed Advisors LLC shares voting and dispositive power with respect to 3,607,100 shares of common stock, OrbiMed Capital LLC shares voting and dispositive power with respect to 2,546,800 shares and Samuel D. Isaly shares voting and dispositive power with respect to 6,153,900 shares.

(2)	Includes 489,855 shares issuable upon exercise of stock options. Includes 116,000 shares of common stock held by the 2004 Edith Berger Revocable Trust of which Harvey J. Berger, M.D. is trustee and has the right to vote and dispose of the shares. Dr. Berger disclaims beneficial ownership of the shares held by the 2004 Edith Berger Revocable Trust.

(3)	Includes 246,000 shares issuable upon exercise of stock options.

(4)	Includes 268,775 shares issuable upon exercise of stock options.

(5)	Consists of 173,000 shares issuable upon exercise of stock options.

(6)	Includes 380,500 shares issuable upon exercise of stock options.

(7)	Includes 23,334 shares issuable upon exercise of stock options and 10,000 shares issuable on January 18, 2008 pursuant to the terms of restricted stock units.

(8)	Includes 135,000 shares issuable upon exercise of stock options, 10,000 shares issuable on each of January 17, 2008 and January 18, 2008 pursuant to the terms of restricted stock units and 6,696 shares held by Mr. LaMarche’s spouse.

(9)	Includes 25,000 shares issuable upon exercise of stock options.

(10)	Includes 16,666 shares issuable upon exercise of stock options.

(11)	Includes 140,500 shares issuable upon exercise of stock options and 10,000 shares issuable on each of January 17, 2009 and January 18, 2010 pursuant to the terms of restricted stock units.

(12)	Consists of 101,667 shares issuable upon exercise of stock options and 10,000 shares issuable on each of January 17, 2008 and January 18, 2009 pursuant to the terms of restricted stock units.

(13)	Includes 40,000 shares issuable upon exercise of stock options and 10,000 shares issuable on each of January 17, 2010 and January 18, 2011 pursuant to the terms of restricted stock units.

(14)	See notes 2 through 13 above. Also includes 446,250 shares issuable upon the exercise of stock options held by executive officers not listed in the table above.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age	Position
Harvey J. Berger, M.D.	56	Chairman of the Board of Directors, Chief
		Executive Officer and President
Laurie A. Allen, Esq.	46	Senior Vice President, Legal and Business
		Development, Chief Legal Officer and Secretary
David L. Berstein, Esq.	54	Senior Vice President, Chief Patent Counsel
Timothy P. Clackson, Ph.D.	41	Senior Vice President, Chief Scientific Officer
Edward M. Fitzgerald	52	Senior Vice President, Finance and Corporate
		Operations, Chief Financial Officer and Treasurer
John D. Iuliucci, Ph.D.	64	Senior Vice President, Chief Development Officer
Camille L. Bedrosian, M.D.	54	Vice President, Chief Medical Officer
Richard W. Pascoe	43	Vice President, Chief Commercial Officer

For biographical information on Dr. Berger, see “Board of Directors” above in this proxy statement.

Laurie A. Allen, Esq. has served as our Senior Vice President, Legal and Business Development, since June 2005, as Chief Legal Officer since March 2002 and as our Secretary since January 1999. Previously, from January 1999 to December 1999, she served as our Senior Vice President, Corporate Development and Legal Affairs and General Counsel. From January 2000 to March 2002, Ms. Allen was Senior Vice President, Business Development and Legal Affairs at Alexandria Real Estate Equities, Inc., a real estate investment trust. Previously, she was a partner with the law firm of Brobeck, Phleger & Harrison, LLP from January 1996 to December 1998. She also was an associate with Brobeck, Phleger & Harrison, LLP from February 1991 to December 1995. Ms. Allen received her A.B. degree in History from the University of California, Los Angeles, her L.L.M. degree in taxation from New York University and her J.D. degree from Emory University School of Law.

David L. Berstein, Esq. has served as our Senior Vice President and Chief Patent Counsel since June 2000. Previously, he served as our Vice President and Chief Patent Counsel from September 1993 to June 2000. Prior to joining us, from 1990 through 1993, Mr. Berstein was Patent Counsel at BASF Bioresearch Corporation, a biotechnology company, where he was responsible for intellectual property matters, including patents and licensing. From 1985 to 1990, Mr. Berstein was a patent attorney at Genetics Institute, Inc., a biotechnology company, where he was involved in various aspects of the patent process from patent procurement through litigation. Mr. Berstein joined Genetics Institute from the law firm of Cooper & Dunham LLP. Mr. Berstein received his B.S. degree from the University of Michigan and his J.D. degree from Fordham University School of Law.

Timothy P. Clackson, Ph.D. has served as our Senior Vice President and Chief Scientific Officer since September 2003. Previously, he served as our Senior Vice President, Science and Technology from June 2002 to September 2003, as our Vice President, Gene Therapy and Genomics from June 2000 to June 2002, as our Director, Gene Therapy from August 1999 to June 2000 and as our Department Head, Gene Therapy Biology from March 1999 to August 1999. Prior to joining us in December 1994, Dr. Clackson was a postdoctoral fellow at Genentech, Inc., a biotechnology company from 1991 to 1994, where he studied the molecular basis for human growth hormone function. Dr. Clackson received his B.A. degree in Biochemistry from the University of Oxford. Dr. Clackson received his Ph.D. degree in Biology from the University of Cambridge, for research conducted at the MRC Laboratory of Molecular Biology into antibody engineering and the development of phage display technology.

Edward M. Fitzgerald has served as our Senior Vice President, Finance and Corporate Operations since June 2005, and as Chief Financial Officer and Treasurer since May 2002. From 1998 to April 2002, he served as Senior Vice President, Chief Financial Officer and Secretary at AltaRex Corp., a biotechnology company. From 1992 to 1997, Mr. Fitzgerald held various management positions at BankBoston Corp., a financial services and commercial banking company. From 1989 to 1992, he was a partner at Arthur Andersen & Co. in the audit and business advisory practice. Previously, from 1978 to 1988, he also was at Arthur Andersen & Co. Mr. Fitzgerald received his B.S. degree in accounting and M.B.A. degree in finance from Babson College.

John D. Iuliucci, Ph.D. has served as our Senior Vice President and Chief Development Officer since September 2003. Previously, he served as our Senior Vice President, Drug Development from January 1999 to September 2003, as our Vice President, Drug Development from October 1996 to December 1998 and as our Vice President, Preclinical Development from June 1992 to September 1996. Prior to joining us, Dr. Iuliucci was Director of Preclinical Pharmacology and Toxicology at Centocor, Inc., a biotechnology company, from 1984 to 1992. From 1975 to 1984, Dr. Iuliucci headed the Drug Safety Evaluation Department at Adria Laboratories, a pharmaceutical company. He was a Senior Toxicologist at the Warner-Lambert Pharmaceutical Research Institute from 1972 to 1975. Dr. Iuliucci received his B.S. degree in Pharmacy and M.S. and Ph.D. degrees in Pharmacology from Temple University.

Camille L. Bedrosian, M.D. has served as our Vice President and Chief Medical Officer since September 2002. From 1997 to 2002, Dr. Bedrosian served in the Clinical Research and Development Department of Wyeth/Genetics Institute, Inc., most recently as Senior Director, Oncology/Hematology. From 1986 to 1997, she was a Fellow, an Associate, and then Assistant Professor of Medicine in the Division of Hematology and Oncology at Duke University Medical Center and the Duke Comprehensive Cancer Center. Dr. Bedrosian received her B.A. degree from Harvard University/Radcliffe College in Chemistry, her M.S. in Biophysics from M.I.T., and her M.D. from Harvard Medical School.

Richard W. Pascoe has served as our Vice President and Chief Commercial Officer since November 2005. From May 2000 to October 2005, Mr. Pascoe held various senior sales and marketing positions at King Pharmaceuticals, Inc., most recently as Senior Vice President, Marketing. From 1999 to 2000, he served as Director of Marketing at Medco Research, Inc., which was acquired by King Pharmaceuticals. Previously, from 1997 to 1999, Mr. Pascoe was Southern Region Manager at Cor Therapeutics, Inc. Prior to Cor, he held various positions in the commercial groups at B. Braun Interventional and The BOC Group. Mr. Pascoe also served as a Commissioned Officer with the U.S. Army 24th Infantry Division, including being advisor to the Brigade Commander during Operation Desert Storm. Mr. Pascoe received his B.S. degree in Leadership Studies from the United States Military Academy at West Point, NY.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers, including the executive officers identified in the Summary Compensation Table whom we refer to as our named executive officers in this proxy statement.

Executive Compensation Overview

Objectives of Our Compensation Programs

The primary objectives of our compensation and benefits programs for our executive officers are:

  To enable us to attract, retain and motivate the best available talent to lead ARIAD by providing competitive compensation opportunities. We target our compensation programs to be positioned between the 50th and 75th percentiles relative to our defined market benchmarks, consistent with our performance. For certain key contributors and outstanding performers, we may target compensation above this level consistent with their contribution and performance. We believe this approach helps us successfully attract highly talented individuals in an extremely competitive environment.

  To focus our executive officers on achieving key business objectives by providing the opportunity to earn annual performance awards that place a substantial portion of total cash-based compensation at risk depending upon corporate and individual performance. We believe our executive leadership team’s compensation should clearly reflect and be linked to the performance of the Company and each executive’s contribution to our success.

  To align the interests of our executive officers with those of our stockholders through the use of equity compensation. We grant equity awards to our executive officers that make up a significant portion of their total direct compensation. We believe that a significant weighting of long-term equity compensation in their total compensation package creates alignment with ARIAD’s owners.

More generally, we believe that our total compensation program must meet the following additional key objectives:

  To maintain flexibility to respond to changes at ARIAD and in our industry and related employment markets. We must continually refine our compensation objectives and practices as we evolve towards a commercially focused biopharmaceutical organization. Since our founding, we have strived to improve compensation practices and adjust our practices to reflect our stage of development and practices within our industry, and we will continue to do so.

  To provide compensation opportunities across the Company that are fundamentally fair and recognize the contributions of our employees. We will maintain compensation programs throughout the Company that are competitive, recognize our employee contributions at all organization levels and focus the entire Company on advancing our product candidates through development to the patients who need them.

Role of the Company and Executive Officers

We continually monitor whether our executive compensation programs are meeting our stated objectives, how they compare to market practices and if our compensation practices are generally aligned with emerging compensation trends and best practices. In addition, led primarily by Dr. Berger, the performance of each executive officer is evaluated each year based on the achievement of Company goals and objectives, departmental or functional area goals and individual performance objectives. Based on this review, Dr. Berger recommends compensation actions for the executive officers, other than himself, to our Compensation Committee for their approval. Our Compensation Committee has ultimate authority and responsibility for approving all executive officer compensation.

Elements of Total Direct Compensation

We provide three basic forms of direct compensation to our executive officers, namely base salary, annual performance awards and equity incentives.

Base Salary

Base salary is intended to provide all ARIAD employees with a fair and competitive base level of compensation that reflects their job function, organization level, experience and tenure, competitive salary levels and sustained performance over time. Executive officer base salary levels are set using these same criteria.

On an annual basis, our executives are eligible for a salary increase. The amount of this increase, if any, is based on demonstrated levels of core job competency, effectiveness in performing key job requirements and an analysis of whether the base salary is competitive as compared to market practice. Increases are considered within the context of our overall annual salary increase target before more specific individual and market competitive factors are considered. The companies we consider in our competitive market are described below.

General performance criteria as described above are considered in determining base salaries for our executive officers. However, base salary levels are primarily dependent on our assessment of the competitive posture of each individual’s base salary versus the market, as described below. We do not apply specific formulas for individual actions.

Any changes to base salary levels typically become effective as of January 1 each year. Effective January 1, 2006, the Compensation Committee approved base salary increases ranging from 6% to 8% for the named executive officers in this proxy statement. Effective January 1, 2007, the Compensation Committee approved base salary adjustments again ranging from 6% to 8% for such officers. These adjustments in both years reflect assessments of the factors outlined above.

Annual Performance Awards

Annual performance awards for our executive officers are based on achieving corporate, departmental and team objectives, as well as individual performance goals. At the beginning of each performance period, we establish key corporate objectives consistent with our long-term strategy. Historically, the performance period has been a twelve-month period beginning July 1 and ending June 30 of the subsequent year; however we have just transitioned from this mid-year to mid-year review cycle to a calendar year cycle. These objectives are reviewed with the Compensation Committee and the entire Board of Directors and are periodically reported upon at regularly scheduled Board meetings. At the end of the performance period, executive officers provide a self-assessment in which they evaluate their achievements against previously agreed-upon objectives. These assessments are then evaluated by the Chief Executive Officer and presented for consideration by the Compensation Committee. This assessment forms the basis for determining annual bonus and equity incentive awards (as discussed below).

Based on its determination of overall corporate performance, the Compensation Committee undertakes a comprehensive review of our Chief Executive Officer’s annual performance and determines his total direct compensation. After approval by the Board of Directors, this guides the determination of the aggregate amounts available for annual performance awards to the other executive officers. Subsequently, our Chief Executive Officer reviews each executive officer’s performance and contributions towards achieving corporate and team objectives with the Compensation Committee and makes recommendations regarding annual bonus and equity incentive awards for each officer. The Compensation Committee may propose modifications to the recommended awards. Once agreement is reached on the annual performance awards, the Compensation Committee approves the annual bonus and equity incentive awards for each executive officer.

Performance awards to our Chief Executive Officer have been made in the form of restricted stock, as described under Equity Incentives below. Performance awards to our other executive officers are deferred under our 2005 Executive Compensation Plan. These awards vest in four equal installments beginning on the first anniversary of the date of the award and are payable in equal installments on the fourth and fifth anniversary of the grant date, subject to later payment at the executive’s election. This plan design allows us to conserve capital to fund our priority research and development programs and support the retention of our executive officers. The value of amounts deferred under this plan is increased or decreased over the vesting and payment periods based upon the actual total return of specified mutual funds. The plan is unfunded and is intended to comply with recent tax law changes governing the income taxation of deferred compensation (Section 409A). Historically, the aggregate dollar amount of bonus awards for other executive officers has averaged approximately 35% of base salary for the 12-month performance period.

In April 2007, our Compensation Committee granted performance awards based on performance for the period from July 1, 2005 to December 31, 2006. Our Compensation Committee used this 18-month period in order to transition to a calendar year performance period beginning in 2007. In determining the aggregate amount available for performance awards for this 18-month period, our Compensation Committee established a pool equal to approximately 33% of annual base salary for our executive officers (other than Dr. Berger). Individual allocations from the pool, prorated for length of employment up to a maximum of eighteen months, for these officers were primarily based on an assessment of each individual’s performance related to:

  Execution of our confidential strategies to develop and commercialize our lead product candidate, AP23573;

  Discovery and advancement of our second product candidate, AP24534, towards IND filing;

  Management of our operating expenses and cash flow consistent with achievement of our key corporate objectives; and

  Protection of our intellectual property rights for our products and technologies.

No particular weight was assigned to any of these factors for any executive officer. The performance awards granted this past April are reported in the “Bonus” column of the Summary Compensation Table.

Equity Incentives – Stock Options and Restricted Stock

All of our employees, including our executive officers, are eligible to participate in our equity compensation plans, which provide for the award of stock options, restricted stock and restricted stock units.

Stock Options

Generally, new employees are granted stock options when they start employment and continuing employees are eligible for additional grants annually based on performance and upon promotions to positions of greater responsibility, based on the factors described below.

Our stock option program is intended to:

  Directly align the long-term interests of our employees with those of our stockholders by providing a meaningful ownership stake in ARIAD;

  Promote progress toward achieving our long-term strategy; and

  Assist in the long-term retention of employees by vesting the awards over multiple years.

For our executive officers in particular, we believe our equity programs are key to building an identity of interests with our stockholders and promoting a long-term performance perspective. We believe our stock option awards have a significant relationship to the performance of our executive officers and the Company. Stock options only have value if our stock price appreciates above the exercise price at the time of exercise, and the level of a stock option grant reflects an individual’s level of past and expected future contributions.

We consider a number of internal and external factors when making equity awards. Internally, we consider such things as achievement of key corporate objectives, targeted annual equity awards Company-wide, the value of equity awards for individuals, relative award amounts by organization level and consistency of awards from year to year. Externally we consider the extent to which our competitors use equity awards on an annual basis and the value of such awards among other approaches. Ultimately, awards to our executive officers are driven by their sustained performance over time, their ability to impact the results of the Company that drive stockholder value, their organization level, their potential to take on roles of increasing responsibility in the Company and competitive equity award levels for similar positions and organization levels in our peer companies.

No stock options were granted to our executive officers in 2006 due to the transition of our performance review period to the calendar year as described above under “Annual Performance Awards.” Stock options awards were previously based on an annual performance period from July 1 to June 30 of the subsequent year and were generally granted in the third quarter of each year.

Stock Option Administration

Grants of stock options, including those made to our directors and executive officers, are made pursuant to stockholder approved plans. All grants of stock options are approved by our Compensation Committee. All stock options are granted with an exercise price equal to the closing price of our common stock as quoted on The NASDAQ Global Market on the date of grant. Our Compensation Committee also approves the other terms of the grants, including the vesting period and term of the awards.

Grants to new employees are approved and made at the first scheduled meeting of our Compensation Committee after such employees begin employment. Annual grants to employees are generally approved and made in the first quarter of the fiscal year. Beginning in 2007, stock option awards to all executive officers will also be approved and made generally in the first quarter of the fiscal year.

We do not back date or schedule stock option grants based on the release of material information about the Company. In 2006, we reviewed our stock option practices and a sample of prior stock option awards currently outstanding, and found no irregularities.

Restricted Stock

To date, our Chief Executive Officer is the only employee of the Company who has received restricted stock or restricted stock units. Our Compensation Committee determined the size of Dr. Berger’s awards based on his total target level of compensation at the time of grant and target levels of cash and non-cash compensation within this total. Our Compensation Committee also reviewed his performance, using the criteria described above under “Annual Performance Awards.” Use of restricted stock both conserves our cash resources and further aligns Dr. Berger’s interests with those of our stockholders. No restricted stock was granted to Dr. Berger or any of our other named executive officers in 2006 due to the transition of our performance review period to the calendar year as described under “Annual Performance Awards” above.

Mix of Direct Compensation Components

As our executive officers have increasing responsibility for and impact on Company results, we place greater emphasis on variable, performance-based compensation and longer term compensation vehicles in the form of equity awards and deferred performance awards.

We do not have specific policies or use formulas to determine a mix of total compensation. Total compensation for our executive officers may vary significantly from year to year based on our progress towards achievement of corporate, departmental and team objectives, as well as individual performance goals. Further, the value of equity awards made to our executive officers will vary based on our stock price performance. In practice, awards of performance bonuses and equity-based compensation generally vest over four years and make up approximately 50% of the total direct compensation on average for our executive officers. For Dr. Berger, the portion of such compensation averaged approximately 65% per year over the three year period ended December 31, 2006.

Total Direct Compensation Summary

We believe the total direct compensation paid to our executive officers supports our compensation philosophy and objectives, is positioned at appropriate levels relative to our stage of development and our peer companies and provides our executive officers with a competitive total compensation opportunity.

Elements of Indirect Compensation

Benefits

We provide our executive officers with generally the same benefits as those provided to all other salaried employees, such as health and dental insurance, life insurance, short- and long-term disability, 401(k) plan with company match, and an employee stock purchase plan. In addition, we also provide executive officers with supplemental long-term disability insurance and long-term care insurance.

Perquisites

We offer tax return preparation services to our executive officers to assist them in complying with their tax reporting obligations. Our executive officers also receive an auto allowance as per their employment agreements. These are the only perquisites we provide to our executive officers. Perquisites represents less than 2% of each named executive officer’s total compensation in the Summary Compensation Table on page 23 of this proxy statement.

Use of Market Data

W.T. Haigh & Company, Inc. has conducted an executive compensation review comparing our executive compensation programs to those in the market. For 2006 and 2007, we used two primary market frames of reference against which to compare our executive total compensation practices and levels:

  Select Peer Group – 30 national biotechnology companies at a similar stage of development as ARIAD with similar headcount, market capitalization and in most cases, similar therapeutic targets.

  Radford Biotechnology Executive Compensation Report by Aon Consulting – A national survey of executive compensation levels and practices that covers approximately 60 positions in over 500 organizations.

We do not apply a specific weighting to either data source when making compensation comparisons but we use both sources to develop a composite competitive market level including in some cases, additional local and/or national market frames of reference. For our Chief Executive Officer, Chief Financial Officer and other named executive officers, the primary comparison to market is based on the select peer group with other market frames of reference used as secondary, validating data sources.

We compare our practices and levels by each compensation component, by total annual direct compensation (including target annual incentive opportunity) and by total direct compensation including equity compensation components. The competitive comparisons made in this process are used to determine our approximate position relative to the appropriate market benchmark by compensation component and in total. Our aim is to pay between the 50th and 75th percentiles versus the primary market benchmark for each compensation component and in total, consistent with our assessment of each executive officer’s performance.

Further, we consider other significant factors when evaluating the competitiveness of our total compensation, such as:

  Our absolute annual and longer term performance versus our predefined objectives;

  Our performance relative to the companies in our primary peer group and the biotechnology and pharmaceutical industries in general; and

  Our size relative to the peer group companies as compared by scope measures such as growth toward revenues and operating profit, headcount, and market capitalization.

We believe that consideration of these significant comparison factors provides an important additional context for determining the competitiveness of our total compensation practices and levels versus the market.

Employment Agreements

We have entered into employment agreements with our named executive officers. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances, including in connection with a “change in control.” See “Executive Compensation - Narrative to Summary Compensation Table” for a description of the agreement terms impacting current compensation and “Executive Compensation - Potential Payments upon Termination or Change in Control” for a description of applicable severance and change in control benefits.

Our Compensation Committee believes that these change in control and severance arrangements are an important part of the overall compensation program for our named executive officers. Change in control provisions help to secure the continued employment and dedication of our executive officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control and to promote a continuity of management during a corporate transaction. Severance arrangements are used as consideration to secure commitments from our executive officers not to compete with us for one year after certain employment termination. Our Compensation Committee periodically reviews the principal terms of our employment agreements with our named executive officers in light of our needs and evolving market conditions.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted,

Burton E. Sobel, M.D., Chairperson
Michael D. Kishbauch
Sandford D. Smith

The Compensation Committee Report and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2006

The following table sets forth the compensation paid to or accrued on behalf of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during the fiscal year ended December 31, 2006, whom we refer to as our named executive officers.

Name and				Stock	Option	All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (2)	Compensation (3)	Total
Harvey J. Berger, M.D.	2006	$544,000	$ --	$223,015	$366,223	$35,334	$1,168, 572
Chairman, Chief Executive Officer,
and President

Edward M. Fitzgerald	2006	309,000	176,000	--	153,647	21,502	660,149
Senior Vice President, Finance and
Corporate Operations, Chief
Financial Officer and
Treasurer

David L. Berstein	2006	309,000	167,000	--	163,542	24,862	664,404
Senior Vice President and Chief
Patent Counsel

Timothy P. Clackson, Ph.D.	2006	309,000	185,000	--	180,938	22,337	697,275
Senior Vice President and Chief
Scientific Officer

John D. Iuliucci, Ph.D.	2006	309,000	167,000	--	168,642	28,582	673,224
Senior Vice President and Chief
Development Officer
____________________

(1)	The amounts included under “Bonus” reflect deferred performance awards under our 2005 Executive Compensation Plan granted in April 2007 in respect of performance for the period from July 1, 2005 to December 31, 2006. These awards vest 25% on each anniversary of the award date and will be payable in equal installments on the fourth and fifth anniversary of the grant date, subject to later payment at the executive’s election.

(2)	The amounts included under “Stock Awards” and “Option Awards” generally reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123R, for awards granted before 2006. No stock options or other stock-based awards were granted to the named executive officers in 2006. Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on From 10-K filed with the Securities and Exchange Commission on March 14, 2007.

(3)	Amounts included under “All Other Compensation” consist of Company matching contributions to our 401(k) retirement savings plan ($5,649 for Dr. Berger, $6,364 for Dr. Clackson and $6,600 for each of Mr. Fitzgerald, Mr. Berstein and Dr. Iuliucci) and other compensation ($29,685 for Dr. Berger, $14,902 for Mr. Fitzgerald, $18,262 for Mr. Berstein, $15,973 for Dr. Clackson and $19,502 for Dr. Iuliucci) consisting of the cost of supplemental long-term disability and long-term care insurances, an annual auto allowance, and tax preparation services for Dr. Berger, Mr. Berstein and Dr. Iuliucci.

Narrative to Summary Compensation Table

Employment agreements with our named executive officers provide for base salary, annual bonus opportunities, entitlement to participate in our benefit plans and to receive equity awards, and post-termination benefits and obligations.

Dr. Berger’s employment agreement has a term that expires on December 31, 2009, subject thereafter to automatic renewal for successive three-year terms absent notice to the contrary by either party. The employment agreements with our other named executive officers provide for terms expiring on December 31, 2008, subject thereafter to automatic renewal for successive one-year terms absent notice to the contrary by either party.

Each employment agreement specifies a minimum level of base salary for the executive, but gives our Compensation Committee authority to increase the executive’s base salary from time to time. In the case of Dr. Berger, his employment agreement provides for base salary to increase by ten percent annually during the term, although he has waived this increase in each year of the term, including 2006 and 2007.

Dr. Berger’s employment agreement provides that we shall pay him a cash bonus of up to fifty percent of his current salary, as determined by our Board of Directors. The employment agreements for the other named executive officers provide for discretionary bonuses of up to thirty percent of salary, payable in the form of stock options, stock awards, deferred compensation or cash, as determined by our Board of Directors.

The employment agreements also provide that each executive is entitled to, among other things, participation in any incentive, stock award or bonus plan, pension, group insurance and fringe benefits on the same basis as executives at a comparable level; group health, disability and life insurance; four weeks paid vacation; an auto allowance of $750 per month and standard tax preparation and planning services; one three-month period of fully paid leave after each six years of continuous employment, under our executive sabbatical policy; reimbursement of business expenses; and indemnification and directors’ and officers’ insurance coverage. In addition, Dr. Berger’s employment agreement provides him with medical malpractice insurance with coverage reasonably satisfactory to Dr. Berger and legal costs to enforce the employment agreement on an as-incurred basis subject to repayment if we prevail.

The employment agreements also provide for severance payments upon termination of employment as a result of termination by us without cause, termination by the executive for good reason, non-renewal or termination in connection with a change in control. See “Executive Compensation – Potential Payments Upon Termination or Change in Control” for a description of these provisions in the employment agreements.

Grants of Plan-Based Awards in 2006

There were no stock options granted or other equity awards made to our named executive officers in the year ended December 31, 2006.

Outstanding Equity Awards At December 31, 2006

The following table lists the outstanding equity awards at December 31, 2006 for each of the named executive officers:

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities Under-	Securities Under-			Shares or	Market Value of
	lying Unexercised	lying Unexercised	Option	Option	Units of Stock	Shares or Units of
	Options:	Options:	Exercise	Expiration	That Have	Stock That Have
Name	Exercisable (1)	UnExercisable (1)	Price	Date	Not Vested (2)	Not Vested (2)
Harvey J. Berger, M.D.	50,000	--	$3.88	03/05/08	40,000	$205,600
	35,000	--	$1.38	05/05/09
	139,455	--	$0.75	10/04/09
	50,000	--	$13.81	06/08/10
	57,500	--	$4.80	07/26/11
	10,000	--	$4.44	03/07/12
	85,400	--	$4.05	06/1312
	--	150,000	$5.23	09/09/14
	37,500	112,500	$7.56	10/04/15

Edward M. Fitzgerald	100,000	--	$4.63	05/06/12
	33,000	--	$3.90	08/15/13
	25,000	25,000	$5.23	09/09/14
	15,000	45,000	$7.56	10/04/15

David L. Berstein, Esq.	8,000	--	$4.31	02/02/08
	35,000	--	$13.81	06/08/10
	60,000	--	$5.65	06/07/11
	50,000	--	$4.19	06/18/12
	33,000	--	$3.90	08/15/13
	20,000	--	$7.44	06/23/14
	25,000	25,000	$5.23	09/09/14
	15,000	45,000	$7.56	10/04/15

Timothy P. Clackson, Ph.D.	2,160	--	$7.63	02/21/07
	1,000	--	$5.81	09/16/07
	5,400	--	$4.31	02/02/08
	25,000	--	$13.81	06/08/10
	60,000	--	$5.65	06/07/11
	25,000	--	$4.05	06/13/12
	50,000	--	$4.19	06/18/12
	33,000	--	$3.90	08/15/13
	7,500	--	$6.39	09/23/13
	20,000	--	$7.44	06/23/14
	27,500	27,500	$5.23	09/09/14
	14,375	43,125	$7.56	10/04/15

John D. Iuliucci, Ph.D.	25,000	--	$4.31	02/02/08
	30,000	--	$2.19	12/10/08
	20,000	--	$1.34	04/05/09
	70,000	--	$0.75	10/04/09
	55,000	--	$5.65	06/07/11
	20,000	--	$4.44	03/07/12
	50,000	--	$4.19	06/18/12
	33,000	--	$3.90	08/15/13
	7,500	--	$6.39	09/23/13
	27,500	27,500	$5.23	09/09/14
	17,500	52,500	$7.56	10/04/15
____________________

(1)	Options have terms of ten years. Options generally vest 25% per year over the four year period following the date of grant.
(2)	On December 13, 2005, Dr. Berger was awarded 40,000 shares of restricted stock of the Company. This restricted stock was subject to repurchase by the Company at $0.001 per share if Dr. Berger’s employment with the Company was terminated for cause prior to the thirteen-month anniversary of the grant date. The market value of the restricted stock presented in this table is based on the closing market price of the Company’s common stock as quoted on NASDAQ on December 29, 2006.

Option Exercises and Stock Vested in 2006

The following table lists the exercise of stock options and the vesting of stock awards during the year ended December 31, 2006 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of	Value
	Shares Acquired	Realized on	Number of Shares	Value Realized
Name	on Exercise	Exercise (1)	Acquired on Vesting	on Vesting
Harvey J. Berger, M.D.	22,000	$61,160	--	--

Edward M. Fitzgerald	--	--	--	--

David L. Berstein, Esq.	--	--	--	--

Timothy P. Clackson, Ph.D.	1,300	$3,703	--	--

John D. Iuliucci, Ph.D.	2,633	$7,056	--	--
____________________

(1)	Value represents the market value of a share of our common stock at the time of exercise minus the exercise price per share of the option, multiplied by the number of shares acquired upon exercise.

Non-qualified Deferred Compensation in 2006

The following table contains information about the participation of our named executive officers in our 1997 and 2005 Executive Compensation Plans as of and for the year ended December 31, 2006.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate Balance
Name	Contributions	Contributions (1)	Earnings	Distributions	at Year End
Harvey J. Berger, M.D.	--	--	--	--	--

Edward M. Fitzgerald	--	$176,000	$23,286	--	$506,809

David L. Berstein, Esq.	--	$167,000	$23,498	$110,187	$494,215

Timothy P. Clackson, Ph.D.	--	$185,000	$21,684	$20,172	$499,700

John D. Iuliucci, Ph.D.	--	$167,000	$22,971	$45,453	$497,943
____________________

(1)	Represents amounts awarded in April 2007 in respect of performance for the period from July 1, 2005 to December 31, 2006. These amounts are reported in the Summary Compensation Table on page 23 above under the “Bonus” column and are required to be deferred by their terms.

Under our 1997 Executive Compensation Plan (the “1997 Plan”), participants were granted options to purchase shares of certain designated mutual funds at a discount equal to the amount of the award. Each option vests 25% per year over a four-year period, and the participant will not be taxed on the value of the mutual funds until the option is exercised. The 1997 Plan is a non-qualified, unfunded, deferred compensation plan.

As a consequence of changes in tax law affecting deferred compensation arrangements as of December 31, 2004, the 1997 Plan no longer qualifies for favorable federal income tax treatment and no further awards will be made under the 1997 Plan. In its place, our Board of Directors adopted a new 2005 Executive Compensation Plan (the “2005 Plan”) effective as of October 1, 2005. The 2005 Plan is also an unfunded, non-qualified, deferred compensation plan and is intended to comply with new requirements of Section 409A of the Code. Payment of deferred amounts (other than salary) may be contingent upon meeting certain vesting requirements. The terms of awards, including the acceleration or modification of vesting terms, are determined by our Compensation Committee in its sole discretion. The value of amounts deferred under the 2005 Plan is increased or decreased over time based on the actual total return of specified mutual funds. Participants may choose to receive payment of their benefits in either a lump sum or annual installments (but not to exceed 20 years). A participant may subsequently change the form of payment or elect to defer the timing of payment, within certain limits, provided the change is elected at least twelve months before the previously scheduled date for commencement of payment. Any changes to the timing of payment must be deferred for at least five additional years.

Potential Payments upon Termination or Change in Control

Chief Executive Officer

The following is a description of the potential payments due upon an employment termination or a Change in Control solely with respect to Dr. Berger, our Chief Executive Officer:

Employment Termination without Cause

If we terminate Dr. Berger’s employment without cause, we are obligated to:

  Make a cash lump sum payment equal to the greater of (a) any remaining salary payable during the term (including ten percent annual increases in salary) plus the maximum possible bonus for each year remaining in the term, and (b) an amount equal to two times the sum of the executive’s current base salary and maximum bonus for the then-current year of employment; and

  Accelerate the vesting of all stock options, stock grants and similar equity rights and provide for continued exercisability of all awards through their original terms with all rights.

In addition to an uncured breach of the employment agreement and a material reduction of duties, each of the following events is treated as a termination of Dr. Berger’s employment without cause:

  Dr. Berger is no longer elected to our Board of Directors, named as Chairman and designated as our chief executive officer.

  Dr. Berger ceases to be our highest ranking executive with the power to appoint and remove all other ARIAD employees.

  A person other than Dr. Berger is elected ARIAD’s president.

  The retention of any executive officer by ARIAD, or an offer to pay compensation to any executive officer that in either case is unacceptable to Dr. Berger, in his reasonable judgment.

  We file for bankruptcy or otherwise become insolvent.

Non-Renewal

If we do not renew Dr. Berger’s employment agreement at the end of its term, we are obligated to make a lump sum cash payment equal to two times his annual salary for the final year of the term.

All Employment Terminations Except Death

Dr. Berger’s employment agreement requires us to continue providing medical coverage in all group health plans for the maximum COBRA continuation period at our expense following any termination of employment other than for cause.

Change in Control

Dr. Berger’s employment agreement provides that in the event of a “Change in Control” (as defined below), all stock, stock option, stock award and similar equity rights granted to him shall immediately vest and remain fully exercisable through their original term with all rights.

In addition, Dr. Berger has the right to terminate his employment agreement within 90 days after a Change in Control, in which case we will pay Dr. Berger the same benefits as if we had terminated his employment without cause. Alternatively, if Dr. Berger elects to continue his employment agreement, then he will be paid a single lump sum cash payment equal to the sum of his then-current salary plus the bonus for the most recently completed full year of employment.

A tax gross-up will be paid on Dr. Berger’s behalf if any amounts payable by us (or our successor) become subject to excise taxes under Sections 280G and 4999 of the Code.

Generally, pursuant to the Dr. Berger’s employment agreement, a Change in Control occurs if:

  Any person makes a tender or exchange offer for our common stock pursuant to which such person acquires 25% or more of our issued and outstanding common stock;

  Our stockholders approve a definitive agreement to merge or consolidate ARIAD with or into another corporation, or to sell or otherwise dispose of all or substantially all of our assets; or

  Any person acquires more than 25% of our issued and outstanding voting securities.

Other Named Executive Officers

The following is a description of the potential payments upon termination or Change in Control with respect to the named executive officers other than Dr. Berger:

Employment Termination without Cause

If we terminate the employment of a named executive officer other than Dr. Berger without cause, we are obligated to continue payment of the executive’s then current salary for the remainder of the applicable employment agreement term; accelerate vesting of all stock, stock options, stock awards, and similar equity awards granted to the executive that would have otherwise vested during the term, subject to the normal post termination exercise period; and continue payment of all benefits covered under COBRA for up to one year.

For purposes of determining payments upon termination, a termination of the employment agreement by the named executive officer due to an uncured breach by us of the employment agreement is treated as a termination of the executive’s employment without cause.

Non-Renewal

If we do not renew the employment agreement of a named executive officer other than Dr. Berger, no severance benefit is payable.

Change in Control

In the event that a named executive officer, other than Dr. Berger, terminates his employment agreement within 90 days after a change in control, we are obligated to accelerate the vesting of all stock options, stock grants and similar equity rights and provide for continued exercisability of all awards through their original terms with all rights. We are also obligated to continue to pay the named executive officer the then current salary for the shorter of six months or the remaining period of the applicable term.

The Change in Control definition with respect to the employment agreements for the other named executive officers is the same as the employment agreement for Dr. Berger except that the threshold for a tender offer or an acquisition of third party stock is fifty percent, not twenty-five percent as in Dr. Berger’s agreement.

Assumptions Regarding Post Termination Payment Tables

The tables presented on the following pages were prepared as though each named executive officer’s employment was terminated on December 29, 2006 (the last business day of 2006) using the closing price of our common stock as of that day ($5.14). The amounts under the column labeled “Termination within 90 Days after a Change in Control,” and “Continuous Employment within 90 Days after a Change in Control” assume that a change in control occurred on December 29, 2006. We are required by the SEC to use these assumptions. With those assumptions taken as a given, we believe that the remaining assumptions listed below, which are necessary to produce these estimates and reflect solely the Company’s interpretation of its contractual obligations, are reasonable in the aggregate. However, the executives’ employment was not terminated on December 29, 2006, and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price of our common stock, or if any assumption is not correct in fact.

The following assumptions were used for these tables.

  Base amount calculations for Section 280G tax gross-up are based on Dr. Berger’s taxable wages (Form W-2, Box 1) for the years 2001 through 2005.

  In determining Dr. Berger’s estimated severance benefits, the salary for his year of employment termination equals his then current salary, and his salary for any additional years remaining in the term equals his salary increased by ten percent per year as required under his employment agreement.

  Stock options and stock appreciation rights vested on December 29, 2006 with respect to a change in control for Dr. Berger or a termination of employment without cause by us, death or disability.

  Restricted stock and stock options that become vested due to a change in control or termination of employment are valued in the table below based on their intrinsic value on December 29, 2006 (i.e., the difference between the stock’s fair market value and the exercise or purchase price, if any). For the purposes of calculating whether any 280G tax gross-up is due, equity awards have been valued consistent with IRS Rev. Proc. 2003-68 using the Black-Scholes valuation method, where appropriate.

Chief Executive Officer

	Voluntary
	termination or				Continuation of
	termination			Termination	Employment
	by the		Termination by	within 90 days	within 90 days
	Company for	Non-	the Company	after a Change	after a Change in
Payments and benefits	Cause (1)	Renewal (1)	Without Cause (1)	in Control (1)	Control (1)
Earned but unpaid:
Sabbatical reimbursement	$272,000	$272,000	$272,000	$272,000	$272,000
Severance benefits:
Lump sum payment	0	1,448,128	2,971,056	2,971,056	544,000
Healthcare benefits	24,575	24,575	24,575	24,575	24,575
Acceleration of stock awards:
Market value of stock vesting on termination (3)	0	205,600	205,600	205,600	205,600
280G Tax Gross-Up	n/a	n/a	n/a	1,259,339(2)	0(2)
Total Payment	$296,575	$1,950,303	$3,473,231	$4,732,570	$1,046,175
____________________

(1)	Does not include the value of non-qualified deferred compensation benefits under our deferred compensation plans. The value of these benefits as of December 31, 2006 is set forth in the section above untitled “Nonqualified Deferred Compensation.”

(2)	Based on the assumptions set forth above, Dr. Berger’s payments will result in a tax gross-up payment to him.

(3)	Does not include the value associated with vested options. Information about stock options that are vested as of December 31, 2006 is included in the “Outstanding Equity Awards At December 31, 2006” table.

All Other Named Executive Officers

			Termination by the	Termination within
	Voluntary	Termination	Company Without	90 days after a
Payments and benefits	termination (1)	for Cause (1)	Cause (1)	Change in Control (1)
Severance benefits:
Total of continued payment	$0	$0	$618,000	$154,500
Healthcare benefits	0	0	24,575	0
Non-qualified benefits	0	0	0	167,573(3)
Acceleration of stock awards:
Market value of stock vesting on termination (2)	n/a	n/a	0	0
Total Payment (4)	$0	$0	$642,575	$322,073
____________________

(1)	Does not include the value of non-qualified deferred compensation benefits under our deferred compensation plans. The value of these benefits as of December 31, 2006 is set forth in the section above untitled “Nonqualified Deferred Compensation.”

(2)	Does not include the value associated with vested options. Information about stock options that are vested as of December 31, 2006 is included in the “Outstanding Equity Awards At December 31, 2006” table.

(3)	This amount represents the value of unvested deferred compensation and assumes the Compensation Committee elects to accelerate the vesting at a change in control.

(4)	Mr. Berstein, Dr. Clarkson and Dr. Iuliucci are also entitled to reimbursement for sabbaticals not taken (3 months for every six years of service), the value of which is $77,250 for each individual as of December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2006:

	Number of		Number of Securities
	Securities to be	Weighted	Remaining Available for
	Issued Upon	Average Exercise	Future Issuance Under Equity
	Exercise of	Price of	Compensation Plans
	Outstanding	Outstanding	(excluding securities reflected
Plan Category	Options	Options	in first column)
Equity Compensation Plans Approved by Securityholders	6,571,341 (1)	$5.42	4,738,755 (2)

Equity Compensation Plans not Approved by Securityholders	N/A	N/A	N/A

Total	6,571,341 (1)	$5.42	4,738,755 (2)
____________________

(1)	Consists of options to purchase 1,474,965 shares of common stock granted under our 1991 Stock Option Plans for Employees, Consultants, and Directors, options to purchase 195,000 shares of common stock granted under our 1994 Stock Option Plan for Non-Employee Directors, options to purchase 4,746,376 shares of common stock granted under our 2001 Stock Plan, and options to purchase 155,000 shares of common stock under our 2006 Long Term Incentive Plan.

(2)	Consists of shares available for issuance under our 2006 Long Term Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

Management of the Company is responsible for our financial statements, financial reporting process and internal accounting, financial reporting and disclosure controls. Our independent registered public accounting firm is responsible for (1) performing an audit of our annual consolidated financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, (2) performing an audit of our system of internal control over financial reporting and of management’s assessment of the effectiveness thereof and expressing an opinion on such matters based on its audit, (3) reviewing our quarterly consolidated financial statements, and (4) other procedures. The Audit Committee is responsible for overseeing and reviewing these processes.

In connection with fulfilling its responsibilities with respect to our consolidated financial statements for the year ended December 31, 2006, the Audit Committee reviewed and discussed the audited financial statements and related footnotes and other disclosures with management and the independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee also reviewed with management and Deloitte & Touche LLP our financial reporting processes and internal accounting, financial reporting and disclosure controls, including those related to compliance with legal and regulatory requirements that impact its financial reporting and disclosure obligations. This review included discussion with Deloitte & Touche LLP regarding the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees. The Audit Committee has also reviewed the written disclosures and letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and has discussed with Deloitte & Touche LLP its independence from the Company. The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche to us is compatible with maintaining Deloitte & Touche’s independence. The Audit Committee has concluded that Deloitte & Touche LLP is independent from ARIAD and its management. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Throughout 2006, the Audit Committee met on a regular basis with management and Deloitte & Touche LLP. In such meetings, in addition to the review of the quarterly consolidated financial statements to be included in Forms 10-Q, the Audit Committee reviewed and discussed the critical accounting policies and significant judgments made by management in the preparation of our financial statements, the ongoing review, testing and assessment of the adequacy of internal controls, proposed changes to auditing and accounting principles and practices, and the effect of regulatory and accounting initiatives that may impact us. The Audit Committee also reviewed and approved all audit and non-audit services and the fees related thereto, and addressed other matters as outlined in its charter. In addition, the Audit Committee reviewed and reassessed the adequacy of its charter.

The Audit Committee has reviewed and evaluated the qualifications and performance of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Based on this review and evaluation, the Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm through the audit of our consolidated financial statements and system of internal control over financial reporting as of December 31, 2007.

Respectfully submitted,

Peter J. Nelson, Chairperson
Michael D. Kishbauch
Elizabeth H. S. Wyatt

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and our other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

CORPORATE CODE OF CONDUCT AND ETHICS

We have adopted a Corporate Code of Conduct and Ethics that applies to our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. A copy of the Corporate Code of Conduct and Ethics is publicly available on the investor relations section of our website at www.ariad.com under the heading “Corporate Governance.” Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct and Ethics will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is permitted by the rules of NASDAQ.

ANNUAL REPORT ON FORM 10-K; INCORPORATION BY REFERENCE

Upon the written request of any record holder or beneficial owner of common stock entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. Requests should be directed to Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234; telephone: (617) 494-0400; extension 251; facsimile: (617) 225-2860; e-mail: investor@ariad.com.

To the extent this proxy statement has been or will be specifically incorporated by reference into any filing by ARIAD under the Securities Act of 1933 or the Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS

PROPOSAL 1

Election of Two Class 1 Directors to Hold Office Until the 2010 Annual Meeting

Our certificate of incorporation, as amended, provides that the number of directors shall be fixed by our Board of Directors, which has fixed the number at eight as of the date of the Annual Meeting. At a meeting held on April 25, 2007, our Board of Directors nominated Athanase Lavidas, Ph.D. and Peter J. Nelson to stand for election at this year’s Annual Meeting, based upon the recommendation of our Nominating and Corporate Governance Committee. Both nominees are currently directors.

Our certificate of incorporation provides that our Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the directors in each class serving a term of three years and until their successors are duly elected and qualified. As the term of one class expires, a successor class is elected at the Annual Meeting for that year. At this year’s Annual Meeting, two Class 1 directors are to be elected to serve until the 2010 Annual Meeting and until their successors are duly elected and qualified.

It is intended that, if no contrary specification is made, the persons named as proxies shall vote for the nominees named below. Our Board of Directors believes that all of the nominees will be available and able to serve as directors, but if for any reason any of the nominees named below should not be available to stand for election or be able to serve, the proxies may exercise discretionary authority to vote for a substitute or substitutes recommended by our Board of Directors. The two nominees receiving the highest number of votes will be elected to serve as Class 1 directors.

A plurality of the votes cast at the Annual Meeting will be required to elect the two nominees as Class 1 directors.

The Board of Directors recommends that you vote “FOR” the election of Athanase Lavidas, Ph.D. and Peter J. Nelson as Class 1 directors, and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

PROPOSAL 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2007. Our Board of Directors has ratified this selection. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1991. Deloitte & Touche LLP has advised us that it does not have any direct or indirect financial interest in ARIAD. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will be given the opportunity to make a statement if they so choose. They will also be available to respond to appropriate questions raised by those in attendance at the Annual Meeting.

Before it selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our books, records and accounts, our Audit Committee carefully considered the qualifications of Deloitte & Touche LLP, including the firm’s performance in prior years and its reputation for integrity, quality, and competence in the fields of accounting and auditing. Our Audit Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to ARIAD is compatible with that firm’s independence.

Stockholders will be asked at the Annual Meeting to ratify the selection of Deloitte & Touche LLP. If the stockholders ratify the selection of Deloitte & Touche LLP, our Audit Committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the year 2007, if it concludes that such a change would be in the best interests of ARIAD and our stockholders. If the stockholders fail to ratify the selection, our Audit Committee will reconsider, but not necessarily rescind, the retention of Deloitte & Touche LLP.

Audit and Non-Audit Fees

For the fiscal years ending December 31, 2006 and 2005, we paid Deloitte & Touche LLP the following fees:

	2006	2005
Audit Fees	$306,000	$262,850
Audit-Related Fees	15,000	14,850
Tax Fees	52,500	58,620
All Other Fees	0	0

Audit Fees include fees for audit of our annual financial statements, the review of our quarterly financial statements included in reports on Form 10-Q, the review of SEC filings, including Deloitte & Touche’s consents, and the audit of our system of internal control over financial reporting as well as the audit of management’s assessment of the effectiveness thereof. Audit-Related Fees include fees for the audits of employee benefit plan financial statements. Tax Fees include fees for preparation of tax returns as well as tax planning and advice. All of the services set forth above were approved by our Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

On a quarterly basis, management submits a report to our Audit Committee for their approval, outlining the services planned or anticipated to be rendered by the independent registered public accounting firm, and the estimated fees for such services, within the following two calendar quarters. The services are outlined according to the four categories of services defined above, (i.e. Audit, Audit-Related, Tax and All Other). Actual fees incurred relative to estimated fees are reported to our Audit Committee each quarter.

To ensure prompt consideration of unexpected services, our Audit Committee has delegated authority to the Chair of our Audit Committee to pre-approve services to be rendered. Any such actions taken by the Chair must be reported to our Audit Committee at its next scheduled meeting.

A majority of the votes cast at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

The Board of Directors recommends that the stockholders vote “FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS
FOR DIRECTOR FOR 2008 ANNUAL MEETING

In order to be considered for inclusion in proxy materials for the Annual Meeting to be held in 2008, stockholder proposals must be received by us on or before January 10, 2008. For stockholder proposals which are not to be included in proxy materials for the Annual Meeting to be held in 2008, in order for a stockholder to nominate a person or persons for election to the Board of Directors or to properly bring other business before the 2008 Annual Meeting, notice of such nomination or business proposal must be received not earlier than February 20, 2008 and not later than March 21, 2008. Stockholder proposals must be received marked for the attention of: Laurie A. Allen, Esq., Secretary, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234.

OTHER MATTERS

Electronic Delivery of Stockholder Communications

We are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery of documents such as the annual report and the proxy statement, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your stockholder votes on line. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings and help reduce our printing and mailing costs. To sign up for electronic delivery, visit the investor relations section of our website at www.ariad.com and enter the information requested. Your enrollment will be effective until canceled. If you have any questions about electronic delivery, please call our investor relations office at 617-494-0400, extension 251.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and the Company. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling its toll free number, (877) 282-1168.

If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another ARIAD shareholder and together both of you would like to receive only a single set of our annual disclosure statements, follow these instructions:

  If your ARIAD shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A. and inform them of your request by calling them at (877) 282-1168 or writing them at P.O. Box 43023, Providence, RI 02940-3023.

  If a broker or other nominee holds your ARIAD shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Other Business

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not thereafter revoked in accordance with their best judgment.

By Order of the Board of Directors,

Laurie A. Allen, Esq.
Secretary

April 25, 2007

ARIAD PHARMACEUTICALS, INC.
26 LANDSDOWNE STREET
CAMBRIDGE, MA 02139-4234

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 18, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by ARIAD Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 18, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ARIAD Pharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ARIAD1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ARIAD PHARMACEUTICALS, INC.

Summary of Proposals to be Voted Upon By Stockholders

Proposal 1.	Election of Two Class 1 Directors to Hold Office Until the 2010 Annual Meeting		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Our Board of Directors is divided into three classes of directors. This year, two current Class 1 directors have been nominated to serve until the 2010 Annual Meeting and until their successors have been duly elected and qualified. Nominated directors include:

			☐	☐	☐

1) Athanase Lavidas, Ph.D., who has served on our Board of Directors since September 2003, and
2) Peter J. Nelson, who has served on our Board of Directors since November 2004.

The Board of Directors recommends that stockholders vote "FOR" Proposal 1.

Proposal 2.	Ratification of Selection of Independent Registered Public Accounting Firm						For	Against	Abstain

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2007. The Board of Directors has ratified this selection. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1991.

							☐	☐	☐

The Board of Directors recommends that stockholders vote "FOR" Proposal 2.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)			Date

ARIAD PHARMACEUTICALS, INC.

26 Landsdowne Street
Cambridge, Massachusetts 02139

ANNUAL MEETING OF STOCKHOLDERS — JUNE 19, 2007

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Harvey J. Berger, M.D. and Laurie A. Allen as Proxies, with full power of substitution of each, to vote for and on behalf of the undersigned at the 2007 Annual Meeting of Stockholders of ARIAD Pharmaceuticals, Inc. to be held at the Company’s offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139 on Tuesday, June 19, 2007 at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting of Stockholders, receipt of which is hereby acknowledged, and to vote on the matters set forth on the reverse side hereof, as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)